                                                                                     Exhibit 11


                                   THE MAY DEPARTMENT STORES COMPANY
                                 COMPUTATION OF NET EARNINGS PER SHARE

                                                            13 Weeks Ended        26 Weeks Ended
                                                          July 29,   July 30,   July 29,   July 30,
                                                            1995       1994       1995       1994
(millions, except per share)


Net earnings                                             $     141  $     130  $     255  $     242
ESOP Preferred Dividends, net of tax
  benefit on unallocated shares                                 (5)        (5)       (10)       (10)
Dividend requirements on redeemable
  preferred stock                                                -          -          -          -

Net earnings available for
  common shareowners                                     $     136  $     125  $     245  $     232

Average common shares outstanding                            249.1      248.6      248.8      248.5

Net earnings per share                                   $    0.55  $    0.50  $    0.99  $    0.93

Primary Computation

Net earnings available for
  common shareowners                                     $     136  $     125  $     245  $     232
Net earnings adjustment for
  dividend equivalents                                           1          1          1          1

Adjusted net earnings                                    $     137  $     126  $     246  $     233

Average common shares outstanding                            249.1      248.6      248.8      248.5
Common share equivalents under stock
  option and deferred compensation plans,
  based upon the treasury stock method                         1.1        1.3        0.9        1.4

Average common and common equivalent shares                  250.2      249.9      249.7      249.9

Primary earnings per share                               $    0.55  $    0.50  $    0.98  $    0.93

Fully Diluted Computation

Adjusted net earnings                                    $     137  $     126  $     246  $     233
Impact of assumed conversion of
  ESOP Preference Shares                                         2          3          5          5

Adjusted net earnings                                    $     139  $     129  $     251  $     238

Average common and common equivalent shares                  250.2      249.9      249.7      249.9
Additional common stock equivalents
  attributable to application of the
  treasury stock method                                         .5          -        0.7          -
Assumed conversion of ESOP
  Preference Shares                                           15.0       15.3       15.0       15.3

Average common and common equivalent shares,
  assuming full dilution                                     265.7      265.2      265.4      265.2

Fully diluted earnings per share                         $    0.53  $    0.49  $    0.95  $    0.90
